NEWS RELEASE
s
102 Duffy Avenue, Hicksville, NY 11801 ● Phone: (516) 683-4420 ● www.myNYCB.com

FOR IMMEDIATE RELEASE	Investor/Media Contact:	Salvatore J. DiMartino
(516) 683-4286

NEW YORK COMMUNITY BANCORP, INC. REPORTS RECORD RESULTS FOR 2023

FULL YEAR PERFORMANCE REFLECTS SIGNIFICANT ACHIEVEMENTS ARISING FROM TWO TRANSFORMATIONAL ACQUISITIONS

ANNOUNCES DECISIVE ACTIONS TO BUILD CAPITAL, REINFORCE THE BALANCE SHEET AND STRENGTHEN RISK MANAGEMENT PROCESSES AS COMPANY JOINS THE $100 BILLION LARGE BANK CATEGORY

FULL-YEAR 2023 NET INCOME OF $2.4 BILLION AND DILUTED EPS OF $3.24; AS ADJUSTED, DILUTED EPS OF $0.80

RESERVE BUILD RESULTED IN FOURTH QUARTER 2023 NET LOSS OF $252 MILLION AND DILUTED EPS OF $(0.36); AS ADJUSTED, DILUTED EPS OF $(0.27)

BOARD OF DIRECTORS DECLARES A $0.05 DIVIDEND PER COMMON SHARE TO ACCELERATE CAPITAL BUILD

Fourth Quarter and Full-Year 2023 Summary

•Net Income:
–Fourth-quarter 2023 net loss available to common stockholders was $260 million compared to net income available to common stockholders of $199 million in third-quarter 2023.
–As adjusted, fourth-quarter 2023 net loss available to common stockholders was $193 million compared to net income available to common stockholders of $266 million in third-quarter 2023.
–Full-year 2023 net income available to common stockholders totaled $2.3 billion compared to $617 million for full-year 2022.
–As adjusted, full-year 2023 net income available to common stockholders was $576 million compared to $603 million in full-year 2022.

•Pre-provision Net Revenue ("PPNR"):
–Fourth quarter 2023 PPNR was $191 million compared to $330 million in third quarter 2023.
–As adjusted, fourth quarter 2023 PPNR was $285 million compared to $421 million in third quarter 2023.
–Full-year 2023 PPNR totaled $3.2 billion, up $2.3 billion compared to full-year 2022.
–Full-year 2023 PPNR, as adjusted, totaled $1.5 billion, up $603 million compared to full-year 2022.

•Net Interest Margin/Income:
–Net interest income during fourth quarter 2023 totaled $740 million compared to $882 million during the third quarter 2023.
–Fourth quarter 2023 net interest margin ("NIM") was 2.82%, down 45 basis points compared to third quarter 2023, largely due to actions to build on balance sheet liquidity.
–Full-year 2023 net interest income increased $1.7 billion to $3.1 billion.
–Full-year 2023 NIM was 2.99%, up 64 basis points compared to the full-year 2022.

•Balance Sheet:
–Total assets of $116.3 billion at December 31, 2023 increased $5.1 billion compared to September 30, 2023, and increased $26.2 billion compared to December 31, 2022 reflecting the impact from the Signature transaction and organic growth.
–Total loans held for investment ("LHFI") increased $624 million or 1% to $84.6 billion at December 31, 2023 compared to September 30, 2023, driven by growth in the commercial loan portfolio.
–Commercial and industrial loans (“C&I”) totaled $25.3 billion at December 31, 2023, up $831 million or 3% compared to September 30, 2023
–Commercial loans represent 46% of total loans compared to 45% at September 30, 2023 and 33% at December 31, 2022, reflecting the successful execution of our strategy to transform into a diversified commercial bank.
–Total deposits were $81.4 billion at December 31, 2023, down $1.3 billion, or 2%, compared to September 30, 2023. Excluding the impact from the expected decline in FDIC-related custodial deposits, total deposits rose $457 million, or 0.6%.
–Wholesale borrowings of $20.3 billion at December 31, 2023, up $6.7 billion compared to September 30, 2023, and were flat year over year.

•Asset Quality:
–Non-performing assets ("NPAs") were $442 million at December 31, 2023 or 0.38% of total assets.
–Non-performing loans ("NPLs") were $428 million at December 31, 2023 or 0.51% of total loans.
–The allowance for credit losses ("ACL") totaled $992 million at December 31, 2023 or 232% of non-performing loans and 1.17% of total loans, or 1.26% when excluding loans with government guarantees and warehouse loans.
–During the fourth quarter, the Company recorded a $552 million provision for credit losses compared to $62 million in the previous quarter.
–Net charge-offs were $185 million during the fourth quarter 2023 compared to $24 million in the third quarter 2023, driven by just two loans.

New York Community Bancorp, Inc. Reports Fourth Quarter and Full Year 2023 Results

Hicksville, N.Y., January 31, 2024 – New York Community Bancorp, Inc. (NYSE: NYCB) (the “Company”) today reported net income for the year ended December 31, 2023 of $2.4 billion compared to net income of $650 million for the year ended December 31, 2022.

Net income available to common stockholders for the year ended December 31, 2023 was $2.3 billion compared to net income available to common stockholders of $617 million for the year ended December 31, 2022. Diluted EPS for the year ended December 31, 2023 were $3.24 compared to diluted EPS of $1.26 for the year ended December 31, 2022.

The twelve-month net income and diluted EPS include a bargain purchase gain of $2.2 billion arising from the Signature transaction. As adjusted for this item and for other merger-related items arising from both the Flagstar acquisition and the Signature transaction, and the FDIC special assessment, net income for the year ended December 31, 2023 was $609 million, down 4% compared to the year ended December 31, 2022.

Net income available to common stockholders, as adjusted, totaled $576 million for the year ended December 31, 2023, down 4% compared to the year ended December 31, 2022. Diluted EPS, as adjusted was $0.80 for the year ended December 31, 2023 compared to $1.23 for the year ended December 31, 2022.

For the three months ended December 31, 2023, the Company reported a net loss of $252 million compared to net income of $207 million for the three months ended September 30, 2023. For the three months ended December 31, 2023, the Company reported a net loss available to common stockholders of $260 million compared to net income available to common stockholders of $199 million for the three months ended September 30, 2023. Diluted EPS totaled $(0.36) for the three months ended December 31, 2023 compared to diluted EPS of $0.27 for the three months ended September 30, 2023.

Fourth quarter 2023 net income and diluted EPS were impacted by merger-related items and a FDIC special assessment. As adjusted, the net loss for the three months ended December 31, 2023 totaled $185 million, compared to net income of $274 million for the three months ended September 30, 2023. The net loss includes the impact from higher provision for credit losses that primarily reflects a significant increase in the ACL which strengthened the credit profile of the Company.

Net loss available to common stockholders as adjusted, was $193 million for the three months ended December 31, 2023 compared to net income available to common stockholders of $266 million for the three months ended September 30, 2023. As adjusted, diluted EPS for the three months ended December 31, 2023 were $(0.27) compared to diluted EPS of $0.36 for the three months ended September 30, 2023.

CEO COMMENTARY
“In 2023, New York Community reached an inflection point in its transformation to a dynamic, full-service commercial bank” said President and Chief Executive Officer Thomas R. Cangemi. “We reported an increase in net income available to common stockholders, diversified our balance sheet with commercial loans now representing almost 50% of our total loans, and increased the percentage of non-interest-bearing deposits. In addition, we have made terrific progress integrating Flagstar Bank, meeting every milestone along the way and unveiled a fresh, new re-branding campaign, which will launch shortly after the planned systems conversion is completed in mid-February.

“Shortly after closing the acquisition of Flagstar Bank, we were presented with the unique opportunity to accelerate this transformation when we were selected by the FDIC to purchase certain strategically and financially attractive assets and liabilities of Signature Bank. The benefits of this transaction were abundantly clear, as it strengthened our balance sheet by adding a significant amount of low-cost deposits and a middle-market business supported by over 130 private banking teams. The transaction also put us over $100 billion in total assets, placing us firmly in the Category IV large bank class of banks between $100 billion and $250 billion in assets and subjecting us to enhanced prudential standards, including risk-based and leverage capital requirements, liquidity standards, requirements for overall risk management and stress testing. While we began preparing to be a $100 billion bank almost immediately after closing the Flagstar acquisition, we crossed this important threshold sooner than anticipated as a result of the Signature transaction. Alongside the integration of our three banks and in anticipation of our initial capital plan submission in April of this year, we have pivoted quickly and accelerated some necessary enhancements that come with being a $100 billion-plus Category IV bank.

New York Community Bancorp, Inc. Reports Fourth Quarter and Full Year 2023 Results

“With this in mind, during the fourth quarter, we took decisive actions to build capital, reinforce our balance sheet, strengthen our risk management processes, and better align ourselves with the relevant bank peers. We significantly built our reserve levels by recording a $552 million provision for loan losses, bringing our ACL coverage more in line with these peer banks. In addition, we added on-balance sheet liquidity as we prepare for the enhanced prudential standards that apply to banks with $100 billion or more in total assets.

“To this end, we are also building capital by reducing our quarterly common dividend to $0.05 per common share. We recognize the importance and impact of the dividend reduction on all of our stockholders and it was not made lightly. We believe this is the prudent decision as it will allow us to accelerate the building of capital to support our balance sheet as a Category IV bank.

“While these necessary actions negatively impacted our fourth quarter results, we are confident they better align our larger organization with our new peers and provide a solid foundation going forward. We successfully grew into a $50 billion-plus bank in 2018, and we believe the actions we are taking now will make our transition to a $100 billion plus bank even more successful.

“Lastly, I would like to thank all of our teammates for their outstanding work over the past year. We have an amazing team and as always, we truly appreciate their continued commitment to the Company and dedication to our clients, customers, and communities.”

DIVIDEND DECLARATION

On January 30, 2024, the Company's Board of Directors declared a quarterly cash dividend of $0.05 per share on the Company's common stock. The dividend is payable on February 28, 2024 to common stockholders of record as of February 14, 2024.

BALANCE SHEET SUMMARY

At December 31, 2023 total assets were $116.3 billion compared to $111.2 billion at September 30, 2023 and $90.1 billion at December 31, 2022. The linked-quarter increase was primarily driven by higher balances of cash and cash equivalents as we enhanced our on-balance sheet liquidity.

Total loans and leases held for investment were $84.6 billion at December 31, 2023 compared to $84.0 billion at September 30, 2023 and $69.0 billion at December 31, 2022. The linked-quarter increase was driven by growth in the C&I portfolio and the residential mortgage portfolio, while other categories were either flat or declined modestly.

The securities portfolio totaled $9.2 billion at December 31, 2023, compared to $8.7 billion at September 30, 2023 and $9.1 billion at December 31, 2022. At December 31, 2023, total securities were 8% of total assets, unchanged compared to September 30, 2023. As of December 31, 2023, all of the Company’s securities were designated as “Available-for-Sale”, unchanged from September 30, 2023.

Total deposits at December 31, 2023 were $81.4 billion compared to $82.7 billion at September 30, 2023 and $58.7 billion at December 31, 2022. The linked-quarter decrease was due to lower non-interest-bearing deposits, partially offset by an increase in certificates of deposits.

Wholesale borrowings at December 31, 2023 totaled $20.3 billion, up $6.7 billion or 49% compared to September 30, 2023, and flat compared to December 31, 2022. The increase reflects actions taken to bolster our on-balance sheet liquidity as we prepare for Regulation YY compliance.

Loans

At December 31, 2023, total C&I loans were $25.3 billion compared to $24.4 billion at September 30, 2023. The linked-quarter increase was driven by growth in specialty finance, while mortgage warehouse balances declined due to seasonality.

The multi-family loan portfolio decreased $433 million to $37.3 billion at December 31, 2023, compared to $37.7 billion at September 30, 2023. The decrease is due to the continuation of the high rate environment, which limits refinance activity.

CRE loans were flat at $13.4 billion at December 31, 2023, unchanged compared to September 30, 2023.

One-to-four family residential loans increased $179 million to $6.1 billion at December 31, 2023, compared to $5.9 billion at September 30, 2023. Other loans increased $61 million to $2.7 billion at December 31, 2023.

Loans held-for-sale at December 31, 2023 totaled $1.2 billion, down from $1.9 billion at September 30, 2023, which reflects seasonally lower balances and continued impact of higher mortgage rates.

New York Community Bancorp, Inc. Reports Fourth Quarter and Full Year 2023 Results

Total commercial loans represent 46% of total loans held for investment, and multi-family loans represent 44% of total loans held for investment at December 31, 2023, which reflects significant diversification compared to a year ago. Residential loans and other loans represented 7% and 3%, respectively, of total loans held for investment.

Asset Quality

Non-Performing Assets

Total NPLs decreased $7 million or 2% to $428 million at December 31, 2023 compared to September 30, 2023. Repossessed assets of $14 million were slightly higher compared to the prior quarter. Total NPAs decreased 1% to $442 million at December 31, 2023 compared to September 30, 2023.
At December 31, 2023, NPAs to total assets equaled 38 basis points compared to 40 basis points at September 30, 2023, while NPLs to total loans equaled 51 basis points compared to 52 basis points at September 30, 2023.

Allowance for Credit Losses

At December 31, 2023, the allowance for credit losses was $992 million compared to $619 million at September 30, 2023, up $373 million reflecting our actions to build reserves during the quarter to address weakness in the office sector, potential repricing risk in the multi-family portfolio and an increase in classified assets, which better aligns the Company with its relevant bank peers, including Category IV banks. The allowance for credit losses to total loans held for investment increased to 1.17% at December 31, 2023 compared to 0.74% at September 30, 2023. Excluding loans with government guarantees and warehouse loans, the allowance for credit losses was 1.26% at December 31, 2023, compared to 0.80% at September 30, 2023.

Deposits

Deposits at December 31, 2023 totaled $81.4 billion, or $1.3 billion lower compared to $82.7 billion at September 30, 2023. The decrease was primarily driven by a $1.8 billion decrease in custodial deposits related to the Signature transaction. Excluding these custodial deposits, total deposits increased $457 million, or 0.6%, primarily driven by growth in CD balances, partially offset by lower noninterest-bearing deposits and savings and lower interest-bearing checking balances.

CAPITAL POSITION

The Company’s regulatory capital ratios continue to exceed regulatory minimums to be classified as “Well Capitalized,” the highest regulatory classification. The table below depicts the Company’s and the Bank’s regulatory capital ratios at those respective periods.

	December 31, 2023	September 30, 2023	December 31, 2022
REGULATORY CAPITAL RATIOS: (1)
New York Community Bancorp, Inc.
Common equity tier 1 ratio	9.10%	9.59%	9.06%
Tier 1 risk-based capital ratio	9.67%	10.17%	9.78%
Total risk-based capital ratio	11.82%	11.97%	11.66%
Leverage capital ratio	7.78%	7.92%	9.70%

Flagstar Bank, N.A.
Common equity tier 1 ratio	10.57%	11.10%	10.96%
Tier 1 risk-based capital ratio	10.57%	11.10%	10.96%
Total risk-based capital ratio	11.67%	11.77%	11.43%
Leverage capital ratio	8.50%	8.64%	10.87%

(1)The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 capital ratio of 6.5%; a tier one risk-based capital ratio of 8.00%; a total risk-based capital ratio of 10.00%; and a leverage capital ratio of 5.00%.

New York Community Bancorp, Inc. Reports Fourth Quarter and Full Year 2023 Results

EARNINGS SUMMARY FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2023

Net Interest Income

For the three months ended December 31, 2023, net interest income totaled $740 million, down $142 million, or 16%, compared to the three months ended September 30, 2023. The decrease was driven by a 45 basis points reduction in the net interest margin and higher average interest-bearing liabilities.

For the year ended December 31, 2023, net interest income increased $1.7 billion, to $3.1 billion. The year-over-year increase was primarily the result of the Flagstar acquisition, which closed in late 2022, and the Signature transaction, which closed in late March of 2023.
Net Interest Margin

For the three months ended December 31, 2023, the NIM was 2.82% down 45 basis points compared to the three months ended September 30, 2023.

Average loan balances decreased $20 million, or 0.02%, to $85.7 billion compared to the previous quarter, while the loan yield decreased 10 basis points on a quarter-over-quarter basis to 5.72%. Average cash balances decreased to $6.8 billion during the fourth quarter compared to $10.8 billion during the third quarter, while the average yield decreased 3 basis points to 5.28% from 5.31%.

Average interest-bearing liabilities increased $1.1 billion, or 2%, to $75.2 billion on a quarter-over-quarter basis with the average cost increasing 36 basis points to 3.73% compared to 3.37%. Average interest-bearing deposits increased $1.0 billion, or 2%, to $59.5 billion, while the average cost rose 29 basis points to 3.62%. Average borrowed funds increased $118 million, or 1%, to $15.7 billion, while the average cost of borrowed funds increased sixty-one basis points to 4.14%. Average non-interest-bearing deposit balances decreased $3.0 billion, or 12%, to $22.7 billion compared to the previous quarter.

For the year ended December 31, 2023, the NIM was 2.99%, up 64 basis points compared to the year ended December 31, 2022. The year-over-year increase was primarily the result of a larger balance sheet driven by both the Flagstar acquisition and the Signature transaction, and due to organic loan growth, along with the impact of higher interest rates. Average interest-earning assets increased $43.6 billion, or 74%, on a year-over-year basis to $102.9 billion for the year ended December 31, 2023, while the average yield rose 181 basis points to 5.34%.

Average loan balances rose $32.5 billion, or 66%, to $81.9 billion while the average loan yield rose 177 basis points to 5.51% on a year-over-year basis. Average cash balances increased $8.0 billion to $10.0 billion, while the average yield rose to 5.14% from 1.47%. Average securities increased $3.2 billion, or 42%, to $10.6 billion, while the average yield improved to 4.18% from 2.69%.

Average interest-bearing liabilities increased $22.9 billion, or 44%, to $74.3 billion while the average cost increased to 3.25% from 1.35%. Average interest-bearing deposits rose $20.3 billion, or 56%, while the average cost of deposits increased to 3.12% compared to 1.06%. Average borrowed funds increased $2.5 billion to $17.9 billion while the average cost rose to 3.66% from 2.04%. Average non-interest-bearing deposits rose $16.5 billion to $21.6 billion.

Provision for Credit Losses

For the three months ended December 31, 2023, the provision for credit losses totaled $552 million compared to a $62 million provision for the three months ended September 30, 2023. The increase is primarily attributable to higher net charge-offs, as well as, to address weakness in the office sector, potential repricing risk in the multi-family portfolio, and an increase in classified assets.

Net charge-offs totaled $185 million for the three months ended December 31, 2023, compared with $24 million for the three months ended September 30, 2023. Net charge-offs on a non-annualized basis represented 0.22% and 0.03% of average loans outstanding for the three months ended December 31, 2023 and for the three months ended September 30, 2023, respectively.

Fourth quarter net charge-offs were primarily related to two loans. First, we had one co-op loan with a unique feature that pre-funded capital expenditures. Although the borrower was not in default, the loan was transferred to held for sale during the fourth quarter. We expect the loan to be sold during the first quarter of 2024. We also performed a review of other co-op loans and did not find any other loans with similar characteristics.

Second, we had an additional charge-off on an office loan that went non-accrual during the third quarter, based on an updated valuation. Given the impact of recent credit deterioration within the office portfolio, we determined it prudent to increase the ACL coverage ratio.

New York Community Bancorp, Inc. Reports Fourth Quarter and Full Year 2023 Results

Together, these two loans accounted for the bulk of the $185 million of net charge-offs we took during the fourth quarter.

For the year ended December 31, 2023, the provision for credit losses totaled $833 million compared to $133 million for the year ended December 31, 2022. The year-to-date amount includes a $132 million initial provision for credit losses for the acquired portion of the Signature loan portfolio.

Net charge-offs totaled $208 million for the year ended December 31, 2023, compared with net recoveries of $4 million for the year ended December 31, 2022. Net charge-offs (recoveries) represented 0.25% and (0.01)% of average loans outstanding for the year ended December 31, 2023 and December 31, 2022, respectively.

Pre-Provision Net Revenue

The tables below detail the Company’s PPNR and related measures, which are non-GAAP measures, for the periods noted.

For the three months ended December 31, 2023, PPNR totaled $191 million compared to $330 million for the three months ended September 30, 2023. Excluding the impact of merger-related and restructuring expenses, PPNR for the three months ended December 31, 2023 was $285 million, down $136 million, or 32%, compared to $421 million for the three months ended September 30, 2023.

				December 31, 2023
	For the Three Months Ended			compared to:
	December 31, 2023	September 30, 2023	December 31, 2022	September 30, 2023	December 31, 2022
(dollars in millions)
Net interest income	$740	$882	$379	-16%	95%
Non-interest income	146	160	198	-9%	-26%
Total revenues	$886	$1,042	$577	-15%	54%
Total non-interest expense	695	712	269	-2%	158%
Pre - provision net revenue (non-GAAP)	$191	$330	$308	-42%	-38%
Bargain purchase gain	(8)	—	(159)	NM	-95%
Merger-related and restructuring expenses	63	91	60	-31%	5%
FDIC special assessment	39	—	—	NM	NM
Pre - provision net revenue excluding merger-related and restructuring expenses and bargain purchase gain, as adjusted (non-GAAP)	$285	$421	$209	-32%	36%

For the year ended December 31, 2023, PPNR was $3.2 billion compared to $959 million for the year ended December 31, 2022. Excluding the impact of merger-related and restructuring expenses, PPNR for the year ended December 31, 2023 totaled $1.5 billion, up $603 million, or 69%, compared to the year ended December 31, 2022.

	For the Twelve Months Ended
	December 31, 2023	December 31, 2022	Change %
(dollars in millions)
Net interest income	$3,077	$1,396	120%
Non-interest income	2,706	247	996%
Total revenues	$5,783	$1,643	252%
Total non-interest expense	2,544	684	272%
Pre - provision net revenue (non-GAAP)	$3,239	$959	238%
Bargain purchase gain	(2,150)	(159)	1252%
Provision for bond related credit losses	20	—	NM
Merger-related and restructuring expenses	330	75	340%
FDIC special assessment	39	—	NM
Pre - provision net revenue excluding merger-related and restructuring expenses and bargain purchase gain, as adjusted (non-GAAP)	$1,478	$875	69%

New York Community Bancorp, Inc. Reports Fourth Quarter and Full Year 2023 Results

Non-Interest Income

For the three months ended December 31, 2023, non-interest income totaled $146 million compared to $160 million for the third quarter 2023. Excluding the bargain purchase gain of $8 million related to the Signature transaction, non-interest income decreased $22 million, from $160 million in third quarter 2023.

Fee income was $39 million for the three months ended December 31, 2023, a decrease of $19 million compared to the third quarter 2023, driven by lower commercial loan fees and retail banking fees. Net gain on loan sales of $16 million compared to $28 million during the third quarter 2023, with a mortgage gain on sale margin of 32 basis points compared to 59 basis points last quarter. Fourth quarter 2023 non-interest income includes a $2 million decrease in net loan administration income to $17 million for the three months ended December 31, 2023, driven by a reduction in subservicing income related to a decrease in loans being serviced for the FDIC related to the Signature transaction. The net return on mortgage servicing rights was $33 million or 11.8% for the fourth quarter compared to $23 million or 8.0% for the third quarter of this year.

For the year ended December 31, 2023, non-interest income totaled $2.7 billion compared to $247 million for the year ended December 31, 2022. The 2023 amount includes a bargain purchase gain of $2.2 billion related to the Signature transaction. Excluding this item, non-interest income for the year ended December 31, 2023 totaled $556 million compared to $247 million for the year ended December 31, 2022.

For the year ended December 31, 2023, net gains on loan sales, net return on mortgage servicing rights and net loan administration income totaled $274 million compared to $14 million for the year ended December 31, 2022.

Non-Interest Expense

For the three months ended December 31, 2023, non-interest expense totaled $695 million, down $17 million, or 2%, on a linked-quarter basis. Excluding merger-related and restructuring expenses, intangible amortization expense, and the FDIC insurance special assessment of $39 million, total operating expenses for the three months ended December 31, 2023 were $557 million, down $28 million compared to $585 million for the three months ended September 30, 2023. The decrease was primarily driven by reduced compensation and benefits expenses due to lower incentives, partially offset by higher general and administrative expenses due to an increase in professional fees.

For the year ended December 31, 2023, non-interest expenses were $2.5 billion, up $1.9 billion or 272% compared to the year ended December 31, 2022. Excluding merger-related and restructuring expenses, intangible asset amortization and the FDIC deposit insurance special assessment, non-interest expenses for the year ended December 31, 2023 totaled $2.0 billion compared to $604 million, up $1.4 billion, driven by the impact of the Flagstar Bank acquisition, which closed in late 2022 and the Signature transaction, which closed in late March of 2023.

Income Taxes

For the three months ended December 31, 2023, the Company reported a benefit for income taxes of $109 million compared to a provision for income taxes of $61 million for the three months ended September 30, 2023. The decrease was driven by the loss recognized in the current quarter.

For the year ended December 31, 2023, the provision for income taxes totaled $32 million, down $144 million or 82% compared to the year ended December 31, 2022. The effective tax rate for the year ended December 31, 2023 was 1.3% compared to 21.4% for the year ended December 31, 2022. Income tax expense for the year ended December 31, 2023 was impacted by the bargain purchase gain arising from the Signature transaction.

New York Community Bancorp, Inc. Reports Fourth Quarter and Full Year 2023 Results

About New York Community Bancorp, Inc.

New York Community Bancorp, Inc. is the parent company of Flagstar Bank, N.A., one of the largest regional banks in the country. The Company is headquartered in Hicksville, New York. At December 31, 2023, the Company had $116.3 billion of assets, $85.8 billion of loans, deposits of $81.4 billion, and total stockholders’ equity of $10.8 billion.

Flagstar Bank, N.A. operates 420 branches, including strong footholds in the Northeast and Midwest and exposure to high growth markets in the Southeast and West Coast. Flagstar Mortgage operates nationally through a wholesale network of approximately 3,000 third-party mortgage originators. In addition, the Bank has 134 private banking teams located in over 10 cities in the metropolitan New York City region and on the West Coast, which serve the needs of high-net worth individuals and their businesses.

New York Community Bancorp, Inc. has market-leading positions in several national businesses, including multi-family lending, mortgage origination and servicing, and warehouse lending. The Company is the 2nd largest multi-family portfolio lender in the country and the leading multi-family portfolio lender in the New York City market area, where it specializes in rent-regulated, non-luxury apartment buildings. Flagstar Mortgage is the 7th largest bank originator of residential mortgages for the 12-months ending December 31, 2023, while we are the industry’s 5th largest sub-servicer of mortgage loans nationwide, servicing 1.4 million accounts with $382 billion in unpaid principal balances. Additionally, the Company is the 2nd largest mortgage warehouse lender nationally based on total commitments.

Post-Earnings Release Conference Call

The Company will host a conference call on Wednesday, January 31, 2024, at 8:30 a.m. (Eastern Time) to discuss its fourth quarter 2023 performance. The conference call may be accessed by dialing (888) 440-5675 (for domestic calls) or (646) 960-0268 (for international calls) and providing the following conference ID: 8007549. A replay will be available approximately three hours following completion of the call through 11:59 p.m. on February 4, 2024 and may be accessed by calling (800) 770-2030 (domestic) or (647) 362-9199 (international) and providing the following conference ID: 8007549. In addition, the conference call will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on February 28, 2024.

New York Community Bancorp, Inc. Reports Fourth Quarter and Full Year 2023 Results

Cautionary Statements Regarding Forward-Looking Information

This earnings release and the associated conference call may include forward‐looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals, including those related to our merger with Flagstar Bancorp, Inc., which was completed on December 1, 2022, our acquisition of substantial portions of the former Signature Bank through an FDIC-assisted transaction, and our transition to a $100 billion plus bank.

Forward‐looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “should,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward‐looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward‐looking statements. Furthermore, because forward‐looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward‐looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in future allowance for credit losses requirements under relevant accounting and regulatory requirements; the ability to pay future dividends at currently expected rates; changes in our capital management and balance sheet strategies and our ability to successfully implement such strategies; changes in competitive pressures among financial institutions or from non‐financial institutions; changes in legislation, regulations, and policies; the success of our blockchain and fintech activities, investments and strategic partnerships; the restructuring of our mortgage business; the impact of failures or disruptions in or breaches of the Company’s operational or security systems, data or infrastructure, or those of third parties, including as a result of cyberattacks or campaigns; the impact of natural disasters, extreme weather events, military conflict (including the Russia/Ukraine conflict, the conflict in Israel and surrounding areas, the possible expansion of such conflicts and potential geopolitical consequences), terrorism or other geopolitical events; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control. Our forward-looking statements are also subject to the following principal risks and uncertainties with respect to our merger with Flagstar Bancorp, which was completed on December 1, 2022, and our acquisition of substantial portions of the former Signature Bank through an FDIC-assisted transaction: the possibility that the anticipated benefits of the transactions will not be realized when expected or at all; the possibility of increased legal and compliance costs, including with respect to any litigation or regulatory actions related to the business practices of acquired companies or the combined business; diversion of management’s attention from ongoing business operations and opportunities; the possibility that the Company may be unable to achieve expected synergies and operating efficiencies in or as a result of the transactions within the expected timeframes or at all; and revenues following the transactions may be lower than expected. Additionally, there can be no assurance that the Community Benefits Agreement entered into with NCRC, which was contingent upon the closing of the Company’s merger with Flagstar Bancorp, Inc., will achieve the results or outcome originally expected or anticipated by us as a result of changes to our business strategy, performance of the U.S. economy, or changes to the laws and regulations affecting us, our customers, communities we serve, and the U.S. economy (including, but not limited to, tax laws and regulations).

More information regarding some of these factors is provided in the Risk Factors section of our Annual Report on Form 10‐K for the year ended December 31, 2022, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023, and September 30, 2023 and in other SEC reports we file. Our forward‐looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC’s website, www.sec.gov.

- Financial Statements and Highlights Follow -

New York Community Bancorp, Inc. Reports Fourth Quarter and Full Year 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION

				December 31, 2023
				compared to
(dollars in millions)	December 31, 2023	September 30, 2023	December 31, 2022	September 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$11,493	$6,929	$2,032	66%	466%
Securities:
Available-for-sale	9,145	8,723	9,060	5%	1%
Equity investments with readily determinable fair values, at fair value	14	13	14	8%	—%
Total securities	9,159	8,736	9,074	5%	1%
Loans held for sale	1,182	1,926	1,115	-39%	6%
Loans and leases held for investment:
Multi-family	37,265	37,698	38,130	-1%	-2%
Commercial real estate and acquisition, development, and construction	13,382	13,396	10,522	—%	27%
One-to-four family first mortgage	6,061	5,882	5,821	3%	4%
Commercial and industrial	25,254	24,423	12,276	3%	106%
Other loans	2,657	2,596	2,252	2%	18%
Total loans and leases held for investment	84,619	83,995	69,001	1%	23%
Less: Allowance for credit losses on loans and leases	(992)	(619)	(393)	60%	152%
Total loans and leases held for investment, net	83,627	83,376	68,608	—%	22%
Federal Home Loan Bank stock and Federal Reserve Bank stock, at cost	1,392	1,110	1,267	25%	10%
Premises and equipment, net	652	638	491	2%	33%
Core deposit and other intangibles	625	661	287	-5%	118%
Goodwill	2,426	2,426	2,426	—%	—%
Mortgage servicing rights	1,111	1,135	1,033	-2%	8%
Bank-owned life insurance	1,580	1,576	1,561	—%	1%
Other assets	3,075	2,717	2,250	13%	37%
Total assets	$116,322	$111,230	$90,144	5%	29%
Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$30,700	$31,087	$22,511	-1%	36%
Savings accounts	8,773	9,415	11,645	-7%	-25%
Certificates of deposit	21,554	17,310	12,510	25%	72%
Non-interest-bearing accounts	20,338	24,863	12,055	-18%	69%
Total deposits	81,365	82,675	58,721	-2%	39%
Borrowed funds:
Wholesale borrowings	20,250	13,570	20,325	49%	—%
Junior subordinated debentures	579	578	575	—%	1%
Subordinated notes	438	437	432	—%	1%
Total borrowed funds	21,267	14,585	21,332	46%	—%
Other liabilities	2,870	2,977	1,267	-4%	127%
Total liabilities	105,502	100,237	81,320	5%	30%
Stockholders' equity:
Preferred stock	503	503	503	—%	—%
Common stock	7	7	7	—%	—%
Paid-in capital in excess of par	8,231	8,217	8,130	—%	1%
Retained earnings	2,896	3,278	1,041	-12%	178%
Treasury stock, at cost	(218)	(217)	(237)	—%	-8%
Accumulated other comprehensive loss, net of tax:
Net unrealized loss on securities available for sale, net of tax	(581)	(863)	(626)	-33%	-7%
Pension and post-retirement obligations, net of tax	(28)	(42)	(46)	-33%	-39%
Net unrealized gain on cash flow hedges, net of tax	10	110	52	-91%	-81%
Total accumulated other comprehensive loss, net of tax	(599)	(795)	(620)	-25%	-3%
Total stockholders' equity	10,820	10,993	8,824	-2%	23%
Total liabilities and stockholders' equity	$116,322	$111,230	$90,144	5%	29%

New York Community Bancorp, Inc. Reports Fourth Quarter and Full Year 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF (LOSS) INCOME

				December 31, 2023
	For the Three Months Ended			compared to
	December 31, 2023	September 30, 2023	December 31, 2022	September 30, 2023	December 31, 2022
(dollars in millions, except per share data)
Interest Income:
Loans and leases	$1,230	$1,251	$589	-2%	109%
Securities and money market investments	217	261	92	-17%	136%
Total interest income	1,447	1,512	681	-4%	112%

Interest Expense:
Interest-bearing checking and money market accounts	286	268	122	7%	134%
Savings accounts	47	43	27	9%	74%
Certificates of deposit	210	180	51	17%	312%
Borrowed funds	164	139	102	18%	61%
Total interest expense	707	630	302	12%	134%
Net interest income	740	882	379	-16%	95%
Provision for credit losses	552	62	124	790%	345%
Net interest income after provision for credit losses	188	820	255	-77%	-26%

Non-Interest Income:
Fee income	39	58	10	-33%	290%
Bank-owned life insurance	11	11	8	—%	38%
Net losses on securities	—	—	—	NM	NM
Net return on mortgage servicing rights	33	23	6	43%	450%
Net gain on loan sales and securitizations	16	28	5	-43%	220%
Net loan administration income	17	19	3	-11%	467%
Bargain purchase gain	8	—	159	NM	-95%
Other income	22	21	7	5%	214%
Total non-interest income	146	160	198	-9%	-26%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	295	346	116	-15%	154%
Other	301	239	88	26%	242%
Total operating expenses	596	585	204	2%	192%
Intangible asset amortization	36	36	5	—%	620%
Merger-related and restructuring expenses	63	91	60	-31%	5%
Total non-interest expense	695	712	269	-2%	158%
(Loss) income before income taxes	(361)	268	184	-235%	-296%
Income tax (benefit) expense	(109)	61	12	-279%	-1008%
Net (loss) income	(252)	207	172	-222%	-247%
Preferred stock dividends	8	8	8	—%	—%
Net (loss) income available to common stockholders	$(260)	$199	$164	-231%	-259%

Basic (loss) earnings per common share	$(0.36)	$0.27	$0.30	-233%	-220%
Diluted (loss) earnings per common share	$(0.36)	$0.27	$0.30	-233%	-220%
Dividends per common share	$0.05	$0.17	$0.17	-71%	-71%

New York Community Bancorp, Inc. Reports Fourth Quarter and Full Year 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME

	For the Twelve Months Ended		Change
	December 31, 2023	December 31, 2022	Amount	Percent
(dollars in millions, except per share data)
Interest Income:
Loans and leases	$4,509	$1,848	2,661	144%
Securities and money market investments	982	244	738	302%
Total interest income	5,491	2,092	3,399	162%

Interest Expense:
Interest-bearing checking and money market accounts	943	226	717	317%
Savings accounts	169	60	109	182%
Certificates of deposit	646	97	549	566%
Borrowed funds	656	313	343	110%
Total interest expense	2,414	696	1,718	247%
Net interest income	3,077	1,396	1,681	120%
Provision for credit losses	833	133	700	526%
Net interest income after provision for credit losses	2,244	1,263	981	78%

Non-Interest Income:
Fee income	172	27	145	537%
Bank-owned life insurance	43	32	11	34%
Net losses on securities	(1)	(2)	1	-50%
Net return on mortgage servicing rights	103	6	97	1617%
Net gain on loan sales and securitizations	89	5	84	1680%
Net loan administration income	82	3	79	2633%
Bargain purchase gain	2,150	159	1,991	1252%
Other income	68	17	51	300%
Total non-interest income	2,706	247	2,459	996%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	1,149	354	795	225%
Other	939	250	689	276%
Total operating expenses	2,088	604	1,484	246%
Intangible asset amortization	126	5	121	2420%
Merger-related and restructuring expenses	330	75	255	340%
Total non-interest expense	2,544	684	1,860	272%
Income before income taxes	2,406	826	1,580	191%
Income tax expense	32	176	(144)	-82%
Net Income	2,374	650	1,724	265%
Preferred stock dividends	33	33	—	—%
Net income available to common stockholders	$2,341	$617	1,724	279%

Basic earnings per common share	$3.25	$1.26	$2.00	160%
Diluted earnings per common share	$3.24	$1.26	$1.97	156%
Dividends per common share	$0.56	$0.68	$(0.12)	-18%

New York Community Bancorp, Inc. Reports Fourth Quarter and Full Year 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF CERTAIN GAAP AND NON-GAAP FINANCIAL MEASURES
(dollars in millions)

While stockholders’ equity, total assets, and book value per share are financial measures that are recorded in accordance with U.S. generally accepted accounting principles (“GAAP”), tangible stockholders’ equity, tangible assets, and tangible book value per share are not. Nevertheless, it is management’s belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications for the following reasons:
1.     Tangible stockholders’ equity is an important indication of the Company’s ability to grow organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies.
2.     Returns on average tangible assets and average tangible stockholders’ equity are among the profitability measures considered by current and prospective investors, both independent of, and in comparison with, the Company’s peers.
3.     Tangible book value per share and the ratio of tangible stockholders’ equity to tangible assets are among the capital measures considered by current and prospective investors, both independent of, and in comparison with, its peers.
Tangible stockholders’ equity, tangible assets, and the related non-GAAP profitability and capital measures should not be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other profitability or capital measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

The following table presents reconciliations of our common stockholders’ equity and tangible common stockholders’ equity, our total assets and tangible assets, and the related GAAP and non-GAAP profitability and capital measures at or for the periods indicated:

	At or for the			At or for the
	Three Months Ended,			Twelve Months Ended,
(dollars in millions)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Total Stockholders’ Equity	$10,820	$10,993	$8,824	$10,820	$8,824
Less: Goodwill and other intangible assets	(3,051)	(3,087)	(2,713)	(3,051)	(2,713)
Less: Preferred stock	(503)	(503)	(503)	(503)	(503)
Tangible common stockholders’ equity	$7,266	$7,403	$5,608	$7,266	$5,608

Total Assets	$116,322	$111,230	$90,144	$116,322	$90,144
Less: Goodwill and other intangible assets	(3,051)	(3,087)	(2,713)	(3,051)	(2,713)
Tangible Assets	$113,271	$108,143	$87,431	$113,271	$87,431

Average common stockholders’ equity	$10,559	$10,692	$6,986	$10,085	$6,580
Less: Average goodwill and other intangible assets	(3,075)	(3,111)	(2,525)	(3,027)	(2,451)
Average tangible common stockholders’ equity	$7,484	$7,581	$4,461	$7,058	$4,129

Average Assets	$111,708	$114,274	$72,332	$110,502	$64,402
Less: Average goodwill and other intangible assets	(3,075)	(3,111)	(2,525)	(3,027)	(2,451)
Average tangible assets	$108,633	$111,163	$69,807	$107,475	$61,951

GAAP MEASURES:
(Loss) return on average assets (1)	(0.90)%	0.72%	0.95%	2.15%	1.01%
(Loss) return on average common stockholders' equity (2)	(9.84)	7.42	9.34	23.21	9.38
Book value per common share	$14.28	$14.52	$12.21	$14.28	$12.21
Common stockholders’ equity to total assets	8.87%	9.43%	9.23%	8.87%	9.23%
NON-GAAP MEASURES:
(Loss) return on average tangible assets (1)	(0.68)%	0.99%	0.84%	0.57%	1.03%
(Loss) return on average tangible common stockholders’ equity (2)	(10.26)%	14.01	12.38	8.17	14.60
Tangible book value per common share	$10.06	$10.25	$8.23	$10.06	$8.23
Tangible common stockholders’ equity to tangible assets	6.41%	6.85%	6.41%	6.41%	6.41%

(1)To calculate return on average assets for a period, we divide net income, or non-GAAP net income, generated during that period by average assets recorded during that period. To calculate return on average tangible assets for a period, we divide net income by average tangible assets recorded during that period.
(2)To calculate return on average common stockholders’ equity for a period, we divide net income available to common stockholders, or non-GAAP net income available to common stockholders, generated during that period by average common stockholders’ equity recorded during that period. To calculate return on average tangible common stockholders’ equity for a period, we divide net income available to common stockholders generated during that period by average tangible common stockholders’ equity recorded during that period.

New York Community Bancorp, Inc. Reports Fourth Quarter and Full Year 2023 Results

While diluted earnings per common share, net income, net income available to common stockholders, and total non-interest income are financial measures that are recorded in accordance with GAAP, financial measures that adjust these GAAP measures to exclude expenses and the bargain purchase gains related to our merger with Flagstar and the Signature transaction, and initial provision for credit losses are not. Nevertheless, it is management’s belief that these non-GAAP measures should be disclosed in our earnings release and other investor communications because they are not considered part of recurring operations and are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

	For the Three Months Ended			For the Twelve Months Ended
(dollars in millions, except per share data)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net (loss) income - GAAP	$(252)	$207	$172	$2,374	$650
Merger-related and restructuring expenses, net of tax (1)	46	67	48	244	59
FDIC special assessment, net of tax	29	—	—	29	—
Bargain purchase gain	(8)	—	(159)	(2,150)	(159)
Initial provision for credit losses, net of tax	—	—	86	97	86
Provision for bond related credit losses, net of tax	—	—	—	15	—
Net (loss) income, as adjusted - non-GAAP	$(185)	$274	$147	$609	$636
Preferred stock dividends	8	8	8	33	33
Net (loss) income available to common stockholders, as adjusted - non-GAAP	$(193)	$266	$139	$576	$603

Diluted earnings per common share - GAAP	$(0.36)	$0.27	$0.30	$3.24	$1.26
Diluted earnings per common share, as adjusted - non-GAAP	$(0.27)	$0.36	$0.25	$0.80	$1.23
(1)Certain merger-related items are not taxable or deductible.

New York Community Bancorp, Inc. Reports Fourth Quarter and Full Year 2023 Results

While net income is a financial measure that is calculated in accordance with GAAP, PPNR and PPNR excluding bargain purchase gains, FDIC special assessment and merger-related and restructuring expenses are non-GAAP financial measures. Nevertheless, it is management’s belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications because management believes these measures are relevant to understanding the performance of the Company attributable to elements other than the provision for credit losses and the ability of the Company to generate earnings sufficient to cover estimated credit losses. These measures also provide a meaningful basis for comparison to other financial institutions since it is commonly employed and is a measure frequently cited by investors and analysts. The following table reconciles the non-GAAP financial measures of PPNR and PPNR excluding bargain purchase gains, FDIC special assessment and merger-related and restructuring expenses to the comparable GAAP financial measures of net income for the stated periods:

				December 31, 2023
	For the Three Months Ended			compared to:
	December 31, 2023	September 30, 2023	December 31, 2022	September 30, 2023	December 31, 2022
(dollars in millions)
Net interest income	$740	$882	$379	-16%	95%
Non-interest income	146	160	198	-9%	-26%
Total revenues	$886	$1,042	$577	-15%	54%
Total non-interest expense	695	712	269	-2%	158%
Pre - provision net revenue (non-GAAP)	$191	$330	$308	-42%	-38%
Bargain purchase gain	(8)	—	(159)	NM	-95%
Merger-related and restructuring expenses	63	91	60	-31%	5%
FDIC special assessment	39	—	—	NM	NM
Pre - provision net revenue excluding merger-related and restructuring expenses and bargain purchase gain, as adjusted (non-GAAP)	$285	$421	$209	-32%	36%
Provision for credit losses	552	62	124	790%	345%
Bargain purchase gain	8	—	159	NM	-95%
Merger-related and restructuring expenses	(63)	(91)	(60)	-31%	5%
FDIC special assessment	(39)	—	—	NM	NM
(Loss) income before taxes	$(361)	$268	$184	-235%	-296%
Income tax (benefit) expense	(109)	61	12	-279%	-1008%
Net (Loss) Income (GAAP)	$(252)	$207	$172	-222%	-247%

	For the Twelve Months Ended
	December 31, 2023	December 31, 2022	Change %
(dollars in millions)
Net interest income	$3,077	$1,396	120%
Non-interest income	2,706	247	996%
Total revenues	$5,783	$1,643	252%
Total non-interest expense	2,544	684	272%
Pre - provision net revenue (non-GAAP)	$3,239	$959	238%
Bargain purchase gain	(2,150)	(159)	1252%
Provision for bond related credit losses	20	—	NM
Merger-related and restructuring expenses	330	75	340%
FDIC special assessment	39	—	NM
Pre - provision net revenue excluding merger-related and restructuring expenses and bargain purchase gain, as adjusted (non-GAAP)	$1,478	$875	69%
Provision for credit losses	833	133	526%
Bargain purchase gain	2,150	159	1252%
Provision for bond related credit losses	(20)	—	NM
Merger-related and restructuring expenses	(330)	(75)	340%
FDIC special assessment	(39)	—	NM
Income before taxes	$2,406	$826	191%
Income tax expense	32	176	-82%
Net Income (GAAP)	$2,374	$650	265%

New York Community Bancorp, Inc. Reports Fourth Quarter and Full Year 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
LINKED-QUARTER AND YEAR-OVER-YEAR COMPARISONS
(dollars in millions)

	For the Three Months Ended
	December 31, 2023				September 30, 2023				December 31, 2022
(dollars in millions)	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$85,671	$1,230	5.72%		$85,691	$1,251	5.82%		$55,957	$589	4.20%
Securities	11,493	126	4.39		10,317	111	4.30		9,182	75	3.26
Reverse repurchase agreements	46	1	6.91		299	5	6.11		676	8	4.78
Interest-earning cash and cash equivalents	6,754	90	5.28		10,788	145	5.31		980	9	4.24
Total interest-earning assets	103,964	$1,447	5.55		107,095	$1,512	5.62		66,795	$681	4.07
Non-interest-earning assets	7,744				7,179				5,537
Total assets	$111,708				$114,274				$72,332
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$31,958	$286	3.55%		$31,321	$268	3.40%		$20,864	$122	2.31%
Savings accounts	9,055	47	2.03		9,628	43	1.76		9,605	27	1.10
Certificates of deposit	18,491	210	4.52		17,545	180	4.06		10,478	51	1.94
Total interest-bearing deposits	59,504	543	3.62		58,494	491	3.33		40,947	200	1.93
Borrowed funds	15,714	164	4.14		15,596	139	3.53		15,525	102	2.62
Total interest-bearing liabilities	75,218	$707	3.73		74,090	$630	3.37		56,472	$302	2.12
Non-interest-bearing deposits	22,676				25,703				7,474
Other liabilities	2,752				3,286				897
Total liabilities	100,646				103,079				64,843
Stockholders’ equity	11,062				11,195				7,489
Total liabilities and stockholders’ equity	$111,708				$114,274				$72,332
Net interest income/interest rate spread		$740	1.82%			$882	2.25%			$379	1.95%
Net interest margin			2.82%				3.27%				2.28%
Ratio of interest-earning assets to interest-bearing liabilities			1.38	x			1.45	x			1.18	x

New York Community Bancorp, Inc. Reports Fourth Quarter and Full Year 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
YEAR-OVER-YEAR COMPARISONS
(dollars in millions)

	For the Twelve Months Ended
	December 31, 2023				December 31, 2022
(dollars in millions)	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$81,855	$4,509	5.51%		$49,376	$1,848	3.74%
Securities	10,611	444	4.18		7,448	200	2.69
Reverse repurchase agreements	388	22	5.77		460	15	3.24
Interest-earning cash and cash equivalents	10,025	516	5.14		1,988	29	1.47
Total interest-earning assets	102,879	$5,491	5.34		59,272	$2,092	3.53
Non-interest-earning assets	7,623				5,130
Total assets	$110,502				$64,402
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$29,286	$943	3.22%		$17,910	$226	1.26%
Savings accounts	9,941	169	1.70		9,336	60	0.64
Certificates of deposit	17,097	646	3.78		8,772	97	1.11
Total interest-bearing deposits	56,324	1,758	3.12		36,018	383	1.06
Borrowed funds	17,934	656	3.66		15,390	313	2.04
Total interest-bearing liabilities	74,258	$2,414	3.25		51,408	$696	1.35
Non-interest-bearing deposits	21,583				5,124
Other liabilities	4,073				787
Total liabilities	99,914				57,319
Stockholders’ equity	10,588				7,083
Total liabilities and stockholders’ equity	$110,502				$64,402
Net interest income/interest rate spread		$3,077	2.09%			$1,396	2.17%
Net interest margin			2.99%				2.35%
Ratio of interest-earning assets to interest-bearing liabilities			1.39	x			1.15	x

New York Community Bancorp, Inc. Reports Fourth Quarter and Full Year 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(dollars in millions)

	For the Three Months Ended			For the Twelve Months Ended
(dollars in millions, except share and per share data)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
PROFITABILITY MEASURES:
Net (loss) income	$(252)	$207	$172	$2,374	$650
Net (loss) income available to common stockholders	(260)	199	164	2,341	617
Basic earnings per common share	(0.36)	0.27	0.30	3.25	1.26
Diluted earnings per common share	(0.36)	0.27	0.30	3.24	1.26
(Loss) return on average assets	(0.90)%	0.72%	0.95%	2.15%	1.01%
(Loss) return on average tangible assets (1)	(0.68)	0.99	0.84	0.57	1.03
(Loss) return on average common stockholders’ equity	(9.84)	7.42	9.34	23.21	9.38
(Loss) return on average tangible common stockholders' equity (1)	(10.26)	14.01	12.38	8.17	14.60
Efficiency ratio (2)	67.86	56.15	48.82	57.47	40.72
Operating expenses to average assets	2.13	2.05	1.13	1.89	0.94
Interest rate spread	1.82	2.25	1.95	2.09	2.17
Net interest margin	2.82	3.27	2.28	2.99	2.35
Effective tax rate	30.21	22.68	7.02	1.33	21.36
Shares used for basic common EPS computation	722,424,143	722,486,509	537,754,255	713,643,550	483,603,395
Shares used for diluted common EPS computation	722,424,143	724,912,890	539,723,483	715,381,488	485,134,345
Common shares outstanding at the respective period-ends	722,066,370	722,485,257	681,217,334	722,066,370	681,217,334

(1)See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 13 of this release.
(2)We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income, excluding the bargain purchase gain.

	December 31, 2023	September 30, 2023	December 31, 2022
CAPITAL MEASURES:
Book value per common share	$14.28	$14.52	$12.21
Tangible book value per common share (1)	10.06	10.25	8.23
Common stockholders’ equity to total assets	8.87%	9.43%	9.23%
Tangible common stockholders’ equity to tangible assets (1)	6.41	6.85	6.41

(1)See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 13 of this release.

New York Community Bancorp, Inc. Reports Fourth Quarter and Full Year 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS

ASSET QUALITY SUMMARY

The following table presents the Company's asset quality measures at the respective dates:

				December 31, 2023
				compared to
(dollars in millions)	December 31, 2023	September 30, 2023	December 31, 2022	September 30, 2023	December 31, 2022
Non-Performing Loans:
Non-accrual mortgage loans:
Multi-family	$138	$102	$13	35%	962%
Commercial real estate	128	157	20	-18%	540%
One-to-four family first mortgage	95	90	92	6%	3%
Acquisition, development, and construction	2	1	—	100%	NM
Total non-accrual mortgage loans	363	350	125	4%	190%
Commercial and industrial	43	65	3	-34%	1333%
Other non-accrual loans	22	19	13	16%	69%
Total non-performing loans	428	435	141	-2%	204%
Repossessed assets	14	12	12	17%	17%
Total non-performing assets	442	447	153	-1%	189%

The following table presents the Company's asset quality measures at the respective dates:

	December 31, 2023	September 30, 2023	December 31, 2022
Non-performing loans to total loans held for investment	0.51%	0.52%	0.20%
Non-performing assets to total assets	0.38	0.40	0.17
Allowance for credit losses on loans to non-performing loans	231.51	142.79	278.87
Allowance for credit losses on loans to total loans held for investment	1.17	0.74	0.57

New York Community Bancorp, Inc. Reports Fourth Quarter and Full Year 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION

The following table presents the Company's loans 30 to 89 days past due at the respective dates:

				December 31, 2023
				compared to
(dollars in millions)	December 31, 2023	September 30, 2023	December 31, 2022	September 30, 2023	December 31, 2022
Loans 30 to 89 Days Past Due:
Multi-family	$121	$60	$34	102%	256%
Commercial real estate	28	26	2	8%	1300%
One-to-four family first mortgage	40	19	21	111%	90%
Acquisition, development, and construction	2	1	—	100%	NM
Commercial and industrial	37	43	2	-14%	1750%
Other loans	22	20	11	10%	100%
Total loans 30 to 89 days past due	$250	$169	$70	48%	257%

The following table summarizes the Company’s net charge-offs (recoveries) for the respective periods:

	For the Three Months Ended			For the Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
(dollars in millions)
Charge-offs:
Multi-family	$117	$2	$—	$119	$1
Commercial real estate	42	14	—	56	4
One-to-four family residential	1	—	—	4	—
Acquisition, development and construction	—	—	—	—	—
Commercial and industrial	24	6	—	30	—
Other	5	4	2	14	2
Total charge-offs	$189	$26	$2	$223	$7

Recoveries:
Multi-family	$—	$—	$—	$—	$—
Commercial real estate	—	—	—	—	(4)
One-to-four family residential	—	—	—	—	—
Acquisition, development and construction	—	—	—	—	—
Commercial and industrial	(3)	(1)	(1)	(11)	(7)
Other	(1)	(1)	—	(4)	—
Total recoveries	$(4)	$(2)	$(1)	$(15)	$(11)

Net charge-offs (recoveries)	$185	$24	$1	$208	$(4)

Net charge-offs (recoveries) to average loans (1)	0.22%	0.03%	—%	0.25%	(0.01)%

(1)Three months ended presented on a non-annualized basis.

New York Community Bancorp, Inc. Reports Fourth Quarter and Full Year 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION

LOANS SERVICED AND SUBSERVICED

	December 31, 2023		September 30, 2023
(dollars in millions)	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts
Subserviced for others (2)	$294,947	1,044,009	$326,522	1,218,812
Serviced for others (3)	78,336	307,479	75,891	299,323
Serviced for own loan portfolio (4)	8,941	70,486	9,322	71,785
Total loans serviced	$382,224	1,421,974	$411,735	1,589,920

(1)UPB, net of write downs, does not include premiums or discounts.
(2)Loans subserviced for a fee for non-Company owned loans or MSRs. Includes temporary short-term subservicing performed as a result of sales of servicing-released MSRs.
(3)Loans for which the Company owns the MSR.
(4)Includes LHFI (residential first mortgage, home equity and other consumer), LHFS (residential first mortgage), loans with government guarantees (residential first mortgage), and repossessed assets.